Exhibit 10.32

Sign-On Bonus Payback Agreement - Acknowledgment Form

In the event Employee voluntarily terminates employment with Clarios within one (1) year of receiving Sign-On Bonus Payment 1 - $120,000 (scheduled to be paid on the first payroll following hire date of 1/16/23), Employee agrees to fully reimburse Clarios for the sign on bonus received, including all tax gross up amounts paid on Employee’s behalf. In the event Employee voluntarily terminates employment with Clarios within two (2) years of receiving Sign-On Bonus Payment 1 - $120,000 (scheduled to be paid on the first payroll following hire date of 1/16/23), Employee agrees to reimburse Clarios for 50% ($60,000) of the sign on bonus received, including all tax gross up amounts paid on Employee’s behalf.

In the event Employee voluntarily terminates employment with Clarios within one (1) year of receiving Payment 2 - $390,000 (scheduled to be paid on the first payroll following the three-month anniversary of hire date: 4/16/23), Employee agrees to fully reimburse Clarios for the sign on bonus received, including all tax gross up amounts paid on Employee’s behalf. In the event Employee voluntarily terminates employment with Clarios within two (2) years of receiving Payment 2 - $390,000 (scheduled to be paid on the first payroll following the three-month anniversary of hire date: 4/16/23), Employee agrees to reimburse Clarios for 50% ($195,000) of the sign on bonus received, including all tax gross up amounts paid on Employee’s behalf.

In the event Employee voluntarily terminates employment with Clarios within one (1) year of receiving Payment 3 - $35,000 (scheduled to be paid during the payroll period of Employee’s one-year Anniversary with Clarios: 1/16/24), Employee agrees to fully reimburse Clarios for the sign on bonus received, including all tax gross up amounts paid on Employee’s behalf. In the event Employee voluntarily terminates employment with Clarios within two (2) years of receiving Payment 3 - $35,000 (scheduled to be paid during the payroll period of Employee’s One Year Anniversary with Clarios: 1/16/24), Employee agrees to fully reimburse Clarios for 50% ($17,500) of the sign on bonus received, including all tax gross up amounts paid on Employee’s behalf.

For purposes of this agreement, “one (1) year” is defined as follows: 365 calendar days following Employee’s date of hire as documented by Clarios in Workday; or (b) 365 calendar days between anniversary dates of Employee’s date of hire as documented by Clarios in Workday.

Employee will only receive the first, second and/or third installment of the sign-on bonus if Employee is employed by Clarios at the time of payment. If Employee is not employed on the date of any subsequent payment, Employee will forfeit any remaining payments of the sign-on bonus.

Employee agrees to repay with a valid personal check or money order any and all such amounts due within one (1) week of voluntary termination. If Employee fails to make such payment, Employee shall be liable to Clarios for all costs, expenses, and attorney’s fees incurred by Clarios to secure a judgment against Employee for the amount due under this Agreement.

Nothing in this Agreement is intended to create a contract of employment by Clarios or to modify the at-will nature of Employee’s employment.

By: Federico Morales Zimmermann (signature)    /s/ Federico Morales Zimmermann

Date: December 16, 2022

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